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                                                                    EXHIBIT D.2.

                          FINANCIAL SERVICES AGREEMENT

          AGREEMENT, dated October 21, 2002 by and between FPA FUNDS TRUST, a Delaware business trust (hereinafter referred to as the "Fund"), and FIRST PACIFIC ADVISORS, INC., a Massachusetts corporation (hereinafter referred to as the "Manager").

                              W I T N E S S E T H :

          WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"), consisting of FPA Crescent Fund, a series portfolio ("Portfolio"); and

          WHEREAS, the Manager is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

          WHEREAS, the Fund has retained the Manager to render management and investment advisory services to the Portfolio in the manner and on the terms set forth in the Investment Advisory Agreement dated November 17, 2000; and

          WHEREAS, the Manager is willing to provide management and investment advisory services to the Fund on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Manager hereby agree as follows:

                                    ARTICLE I

                           COMPENSATION OF THE MANAGER

          The Fund shall pay the Manager in monthly installments, a financial services fee calculated at the annual rate of 0.10% of the Portfolio's average daily net assets. The fee is to compensate the Manager for the provision of financial services to the Portfolio including, among other normal financial services for the Portfolio, maintaining the accounts, books and other documents which constitute the record forming the basis for the Portfolio's financial statements, preparation of such financial statements and other Portfolio documents and reports of a financial nature required by Federal and state laws, calculating daily net asset value of the Portfolio, and participating in the production of the Portfolio's registration statements, prospectuses, proxy solicitation materials and reports to stockholders (including compensation of the Treasurer or other principal financial officer of the Portfolio, compensation of personnel working under such person's direction and expenses of office space, facilities and equipment used by such personnel in the performance of their financial services duties to the Portfolio). In the event of termination of this Agreement, the fee shall be prorated based on the number of days elapsed in the current month.

                                   ARTICLE II

                   DURATION AND TERMINATION OF THIS AGREEMENT

          This Agreement shall continue in effect to October 21, 2004. It may be continued in effect thereafter by mutual consent, provided that such continuance shall be specifically approved at least annually by (a) the Board of Trustees of the Fund or by a majority of the outstanding shares of the Portfolio and (b) by a majority of the trustees who are not parties to this Agreement or interested persons (as defined in the Investment Company Act) of any such party. This Agreement will terminate upon assignment and may be

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terminated without penalty on sixty days' written notice at the option of either party hereto or by the vote of the shareholders of the Portfolio. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

                                   ARTICLE III

                          AMENDMENTS OF THIS AGREEMENT

          This Agreement may be amended by the parties only if such amendment is specifically approved by (a) the Board of Trustees of the Fund, or by the vote of a majority of outstanding voting securities of the Portfolio, and (b) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE IV

                          DEFINITIONS OF CERTAIN TERMS

          Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

                                    ARTICLE V

                                  GOVERNING LAW

          This Agreement shall be construed in accordance with laws of the State of California and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                   ARTICLE VI

            LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

          Notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                          FPA FUNDS TRUST


                                          By: /s/ Steven T. Romick
                                             --------------------
                                             Steven T. Romick, President


                                          FIRST PACIFIC ADVISORS, INC.


                                          By: /s/ J. Richard Atwood
                                             ----------------------
                                             J. Richard Atwood, Principal

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